Exhibit 99.1

FOR IMMEDIATE RELEASE	July 28, 2004

Contacts: Merrill J. Forgotson, President/CEO or James P. Jakubek, EVP (203) 356-0111

Stamford, Connecticut: (AMEX: CBN)

CORNERSTONE BANCORP, INC. REPORTS NET EARNINGS FOR Q2 2004

Stamford, CT., July 28, 2004 – Merrill J. Forgotson, President and Chief Executive Officer of Cornerstone Bancorp, Inc. (the “Bancorp”), today reported consolidated net earnings for the Bancorp and its subsidiary, Cornerstone Bank (the “Bank”), for the second quarter of 2004.

The Bancorp’s net income for the six-month period ended June 30, 2004 was $1,477,000, compared to net income of $829,000 for the comparable six-month period of 2003. This represented $1.15 earnings per diluted share compared to $0.67 earnings per diluted share for the same period of 2003. As reported in an earlier press release, the first quarter 2004 earnings include the recovery of principal, interest, and late charges on loans to a single borrower that had been charged off in 2000 and the non-taxable proceeds from a key man life insurance policy.

Mr. Forgotson stated that, “Net income for the three month period ended June 30, 2004 narrowly exceeded net income for the comparable three month period of last year.” He further noted that, “This result was favorable in the face of a continuing low interest rate environment and reduced non interest income from residential mortgage and Small Business Administration (SBA) loan sales.” He stated that, “In the latter case, uncertainty during the first quarter with respect to congressional action on SBA Legislation had a negative impact on new SBA loan generation, and resulted in delayed loan sales and recognition of non interest income related thereto.”

Mr. Forgotson stated that, “Executive Management and the Board of Directors have continued to emphasize the blend of assets and liabilities as a source of enhanced profitability. As a result, the loan to deposit ratio increased from 60% at the end of 2003 to 65% on June 30, 2004. The net interest margin also increased from 3.87% for the second quarter of 2003 to 4.08% for the second quarter of 2004. He noted “We are also well positioned to see further improvement in this area as interest rates trend upward in the forthcoming quarters.”

Total assets increased to $230,121,000 on June 30, 2004 compared to $225,867,000 on December 31, 2003 an increase of 1.88%. Loans, including loans held for sale, increased to $129,015,000 on June 30, 2004 compared to $119,868,000 on December 31, 2003, an increase of 7.63%. Mr. Forgotson noted, “The increase in loans further evidences the Bank’s ability to compete in an ever more competitive market place. We attribute this to the Bank’s marketing efforts, as well as the efficiencies in the loan approval process.” On the liability side of the balance sheet, total deposits decreased to $196,381,000 on June 30, 2004 from $198,718,000 on December 31, 2003, a decrease of 1.18%. Mr. Forgotson commented, “A change in the mix of deposits at the end of the second quarter has resulted in a lower cost of funds.” Book Value per common share increased to $17.39 on June 30, 2004 from $16.55 on December 31, 2003, an increase of 5.08%.

On June 18, 2004, the Board of Directors declared a quarterly cash dividend of $0.1125 per share. The cash dividend was paid on July 15, 2004 to stockholders of record as of the close of business on June 30, 2004.

In Connecticut, Cornerstone Bancorp, through its subsidiary Cornerstone Bank, operates from three full-service locations in Stamford, one full-service location in Greenwich, Norwalk and Westport. The Bancorp also operates one business development office in Norwalk and four limited service mobile branches. The Bancorp’s common stock is traded on the American Stock Exchange under the symbol CBN.

Six Months Ended June 30,	2004	2003
Total Interest Income	$5,415,000	$5,607,000
Net Interest Income	4,192,000	4,070,000
Provision for Loan Losses	(550,000)	175,000
Income Before Taxes	2,117,000	1,337,000
Income Tax Expense	640,000	508,000
Net Income	1,477,000	829,000
Basic Earnings Per Share	1.22	0.69
Diluted Earnings Per Share	1.15	0.67

The statements contained in this press release that are not historical are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Examples of such forward-looking statements include, without limitation, statements regarding expectations for earnings, credit quality, and other financial and business matters. When used in this report, the words “anticipate,” “plan,” “believe,” “estimate,” “expect” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. All forward-looking statements involve risks and uncertainties. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements as a result of certain factors, including but not limited to, competitive pressures on loan and deposit product pricing; other actions of competitors; changes in economic conditions; technological changes; the extent and timing of actions of the Federal Reserve Board, including changes in monetary policies and interest rates; customer deposit disintermediation; changes in customers’ acceptance of the Bank’s products and services; and the extent and timing of legislative and regulatory actions and reforms.

The forward-looking statements contained in this report speak only as of the date on which such statements are made. By making any forward-looking statements, the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.